Exhibit 10.1

[CSI Letterhead]

September 12,2006

Mr. William J. McAleer

McAleer Computer Associates, Inc.

3213 Executive Park Circle

Mobile, Alabama 36606

Dear Bill:

On behalf of Computer Software Innovations, Inc., a Delaware corporation (“CSI”), we are pleased to submit the following offer for CSI or its designee (the “Purchaser”) to acquire substantially all of the assets of the software systems and service business (the “Business”) owned and operated by McAleer Computer Associates, Inc. (the “Seller”). In connection with the proposed acquisition (the “Acquisition”), CSI is prepared to move quickly with the appropriate due diligence and toward the negotiation and execution of a definitive asset acquisition agreement (the “Definitive Agreement”) among the Purchaser, the Seller and you as the sole shareholder of the Seller (the “Shareholder”).

This letter agreement, when executed by the Setter and returned to us, will confirm our agreement in principle with respect to the Acquisition upon the terms and subject to the conditions set forth herein.

1. Purchase Price and Structure. The Acquisition will be structured as a purchase of substantially all of the assets of the Seller including, but not limited to: (a) the furniture, fixtures, equipment, inventory, supplies, software and software systems, vehicles and other tangible personal property (the “Fixed Assets”), provided that the Shareholder shall be able to keep his personal items and possessions now located in the Seller’s offices; (b) all of the Business’s work in progress and raw materials not yet used, which would include any billings or invoices to customers in 2006 for services to be performed by the Seller during 2007 (collectively, the “WIP”); (c) the land, building and other improvements located at 3209 and 3213 Executive Park Circle, Mobile, Alabama (the “Real Property”); and (d) the name “McAleer Computer Associates,” the right to use the “McAleer” name as part of the Purchaser’s continuation of the Business and all other intangible property including contracts, licenses, permits, processes, trade secrets and goodwill of the Business (collectively the “Intangible Assets”) (the Fixed Assets, the WIP, the Real Property, and the Intangible Assets together called the “Purchased Assets”). It is not contemplated that the Purchaser would assume any liabilities of the Seller relating to the Business, other than the Seller’s obligations to customers under customer contracts and a copier lease and any other equipment leases or other obligations of the Seller that the Purchaser may desire to assume. Subject to appropriate due diligence and the Definitive Agreement, the purchase price (the “Purchase Price”) for the Purchased Assets will be Four Million Fifty Thousand and no/100 Dollars ($4,050,000.00). The Purchase Price shall be payable to the Seller as follows: $100,000 as an earnest money deposit to be applied to the Purchase Price at Closing

900 East Main Street, Suite T | Easley, SC 29640 | toll free: 800-953-6847 | ph: 864-855-3900 | fax: 864-422-0647 | csioutfitters.com

as described in Section 2 hereof; $3,425,000.00 in cash or other immediately available funds at the closing of the sale of the Purchased Assets, with the balance of the Purchase Price of $525,000 being evidenced by a promissory note (the “Note”) which will provide for payments of principal over five (5) years in equal quarterly installments of $26,250 per quarter, commencing March 31, 2007, plus interest on the unpaid principal balance, which shall be computed in arrears for each quarterly payment using three (3) month LIBOR as published in The Wall Street Journal, in effect on the first business day at the beginning of such quarter. The Note shall be secured by a first mortgage or deed of trust on the Real Property.

2. Earnest Money Deposit. Within three (3) business days following the execution of this letter agreement by CSI and the Seller, CSI shall deliver to the Seller the sum of One Hundred Thousand and no/100 Dollars ($100,000.00) to be held by the Seller as an earnest money deposit (the “Deposit”) against the Purchase Price. At the Closing (as defined below), the Deposit shall be applied as a credit against the cash portion of the Purchase Price payable by the Purchaser. In the event that the Acquisition does not close through no fault of the Seller or the Shareholder, the Deposit shall be retained by the Seller as full consideration for its time and expenses in pursuing the Acquisition. In the event that the Acquisition does not close as a result of the fault or refusal of the Seller or the Shareholder, the Deposit shall be immediately returned to CSI.

3. Conditions. Consummation of the Acquisition shall be subject to: (a) the negotiation and execution of the Definitive Agreement and related documents, which shall include non-competition agreements by the Seller and the Shareholder, a consulting agreement with the Shareholder relating to his providing assistance and advice to the Purchaser for a reasonable transition period after the Closing in exchange for reasonable compensation for his services and reimbursement of his expenses associated therewith, and an employment agreement with Jeff Mackin; (b) the receipt of any necessary consents, assignments or approvals from third parties and governmental agencies, and the making of any necessary government filings; (c) the receipt by the Purchaser and the Seller prior to the execution of the Definitive Agreement of the approval of the Shareholder and the respective Boards of Directors of the Seller and the Purchaser; (d) the receipt by the Purchaser of financing acceptable to the Purchaser to complete the Acquisition; (e) the Purchaser’s satisfaction that it will, at closing, receive the Purchased Assets free and clear of any and all encumbrances; (f) receipt by the Purchaser, or the receipt by the Purchaser from its independent auditor of reasonable assurances of the timely production of, audited and unaudited financial statements of the Seller (the “Required Financial Statements”) for such periods as required by generally accepted accounting principles (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”); (g) the Seller having an adjusted EBITDA for 2006 (pretax income excluding compensation and certain other expenses for the Shareholder) of an amount reasonably in line with the representations by Seller to CSI of expected EBITDA for 2006 as being approximately $600,000 to $700,000, provided that if the adjusted EBITDA for 2006 is significantly less than $600,000, CSI and the Seller agree that they will negotiate in good faith to determine if some ratable adjustment to the Purchase Price can be made, rather than simply terminating this letter agreement; (h) the receipt by the Purchaser of appropriate legal opinions of the Seller’s counsel; and (i) satisfactory completion by the Purchaser prior to the execution of the Definitive Agreement of customary due diligence investigations concerning the Seller and the Purchased Assets, including but not limited to the investigations described below, the results of which are acceptable to the Purchaser in its sole discretion.

The Purchaser intends to commence its due diligence investigations promptly upon the execution of this letter agreement. Such investigations will include the following activities:

(1) At the Purchaser’s expense, conduct a Phase I environmental assessment of the Real Property and, depending on the results of such assessment, conduct a Phase II environmental assessment of the Real Property; provided that, the Seller must consent in advance to any Phase II assessment;

(2) At the Purchaser’s expense, conduct a title, judgment and lien search on the Seller and the Real Property;

(3) At the Purchaser’s expense, obtain an MAI appraisal on the Real Property; and

(4) At the Purchaser’s expense, conduct an audit of the Seller’s financial statements in preparation of the Required Financial Statements which will need to be audited, which audit shall be performed by CSI’s independent auditors or other auditors selected by CSI.

CSI also desires that Tim Dunn and Vivian Lovorn enter into employment agreements with the Purchaser at the Closing, but agrees that employment of these two individuals shall not be a condition to Closing.

4. Allocation of Purchase Price. Subject to modification in the Definitive Agreement based on the results of the Purchaser’s due diligence, CSI and the Seller agree that the Purchase Price shall be allocated to the Purchased Assets of the Business as follows: Fixed Assets, $75,000; WIP, at the Seller’s cost, if any, as reflected on the Seller’s books at Closing; Real Property, $450,000; $10,000 to the non-competition agreements of the Seller and the Shareholder; and Intangible Assets, balance of the Purchase Price. CSI agrees that in the event that the allocation of the Purchase Price to the Purchased Assets as finally determined in the Definitive Agreement is audited by the Internal Revenue Service and/or the Alabama Department of Revenue as being inconsistent with Section 1060 of the Internal Revenue Code, CSI will pay or reimburse all of the professional expenses incurred by the Seller or its Shareholder in connection with such audit and will indemnify the Seller and its Shareholder against any additional taxes, penalties and interest assessed against the Seller or its Shareholder as a result of such audit. The Seller agrees that in the event of such audit, CSI will have the right to control and direct the handling thereof, including any settlement of tax deficiencies, penalties and interest.

5. Preparation of Definitive Agreement; Due Diligence. Commencing immediately upon the execution of this letter agreement, the parties hereto will cooperate with each other and use their best efforts to negotiate, prepare, and execute the Definitive Agreement and all related documents as soon as possible. The parties hereto agree to negotiate the Definitive Agreement and all related documents in good faith. In connection with the negotiation and preparation of the Definitive Agreement and all related documents, upon reasonable advance notice, the Seller will cause its officers, directors, employees, and agents to afford to the Purchaser and its advisors access at all reasonable times to the officers, directors, employees, agents, properties, books, records and contracts of the Seller relating to the Business and will furnish the Purchaser with all financial, operating and other data and information concerning the Seller as the Purchaser and its advisors may reasonably request.

The Definitive Agreement shall contain customary representations and warranties by the Seller and the Shareholder concerning the condition of the Business, the Purchased Assets and operations of the Seller and their respective abilities to consummate the transactions contemplated hereby. It shall also provide for the payment by the Seller of all sales taxes, use taxes, transfer taxes, filing fees and similar taxes, fees, charges and expenses required to be paid in connection with the sale of the Purchased Assets to the Purchaser. The Definitive Agreement shall contain customary representations and warranties of the Purchaser concerning its abilities to consummate the transactions contemplated hereby. The Definitive Agreement shall also provide for the survival of the representations and warranties of the parties for specified periods of time, to be mutually agreed upon by the parties and that the indemnification obligations of the parties with respect to breaches of representations and warranties shall be limited to minimum and maximum amounts, to be mutually agreed upon by the parties. The Definitive Agreement shall provide that the Purchaser and its affiliates will be indemnified by the Seller and the Shareholder against (i) all liabilities and obligations that are not expressly assumed by the Purchaser under the Definitive Agreement, and (ii) any damages, liabilities or expenses arising from any breach by the Seller or the Shareholder of any representation, warranty, covenant or other provision contained in the Definitive Agreement, or in any related agreement or document. The Definitive Agreement shall contain a customary indemnity from the Purchaser to the Seller and the Shareholder for any damages, losses, claims, liabilities, costs, and expenses resulting from the operation of the Purchased Assets after the consummation of the Acquisition.

6. Financing. The Purchaser intends to fund all amounts due at Closing from the proceeds of debt financing to be obtained by the Purchaser, and the Acquisition is contingent on the Purchaser’s obtaining such financing. The Purchaser agrees to seek such financing promptly after the execution of this letter and shall keep the Seller informed of the status of its efforts to secure such financing.

7. Expenses. Unless otherwise provided herein, each party shall bear its own legal, accounting, and other fees and expenses in connection with this letter agreement, the negotiation of the Definitive Agreement and all related documents and the consummation of the Acquisition. The Seller and CSI each represent and warrant that neither has agreed to pay, or taken any action that will result in any person or entity becoming entitled to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to the proposed acquisition transaction.

8. Conduct of the Business. During the period from the date of this letter agreement to the Closing (unless the Definitive Agreement shall not have been executed and delivered by the parties within the period set forth in Section 12 hereof), the Seller shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use commercially reasonable best efforts to preserve intact its business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. The Seller agrees to immediately notify the Purchaser of any material change in the business or condition of the Seller.

9. Public Communication. The parties agree to consult with each other prior to, and otherwise cooperate in the preparation and issuance of, any statements or communication to the public or the press regarding the proposed transaction. No party shall issue any statement or publication without the other party’s prior written consent, unless required or advisable, under the Securities Exchange Act of 1934 and the regulations promulgated thereunder (collectively, the “1934 Act’”) or as may otherwise be required under GAAP or by law. Each party shall give adequate prior notice to the other party of any such statement or communication in order to provide time for such consultation and cooperation. The Seller and CSI acknowledge that this letter agreement will be publicly filed with the SEC by CSI, and its terms disclosed, in CSI’s reports required under the 1934 Act, and may likewise be filed and its terms disclosed with the SEC and state blue sky authorities in CSI’s registration statements and prospectuses and other filings relating thereto.

10. Confidentiality. Without the prior written consent of the other party, each party agrees that it will not, and will direct its officers, directors, representatives, agents and employees not to, disclose to any person any facts related to these discussions and negotiations and any agreements or understandings reached by the party, except as may be required by the 1934 Act, GAAP or otherwise by law. The parties also acknowledge and agree to maintain as confidential all information received from the other party in connection with this Acquisition, as provided in that certain Confidentiality Agreement entered into by the parties on June 14, 2006. The Seller and CSI further acknowledge that they are aware, and that they will advise their respective representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an insider material, nonpublic information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

11. Other Transaction Proposals. Following the date of execution of this letter agreement, the Seller will not, directly or indirectly through any director, employee, affiliate, representative, agent, or otherwise: (i) solicit, initiate, encourage, or assist in the submission of any inquiries, proposals, or offers from any corporation, partnership, person, or other entity or group relating to any acquisition, lease, operation, or purchase of any assets of, or any equity interest in, the Business (each an “Acquisition Proposal”); (ii) participate many discussions or negotiations regarding an Acquisition Proposal or furnish to any person or entity any information concerning the Business or the Acquisition; or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make or enter into an Acquisition Proposal. If the Seller receives any inquiry, proposal, or offer to enter into any transaction of any type referred to above, the Seller agrees to inform the Purchaser promptly of the terms thereof and the identity of the party making such inquiry, proposal, or offer. If the Seller has already received any such inquiries, proposals or offers, the Seller agrees that following the execution hereof, it will not pursue those inquiries, proposals or offers.

12. Termination. The Purchaser and the Seller will use their best efforts to execute the Definitive Agreement within forty-five (45) days following the date on which this letter agreement is executed and delivered by all of the parties hereto and to close the Acquisition by January 1, 2007 (the “Closing”). If the Definitive Agreement is not executed by the time indicated above, then the obligations of the parties under Sections 2, 5, 8 and 11 hereof shall terminate.

13. Statement of Intention Only. It is understood that this letter agreement merely constitutes a statement of the parties’ mutual intentions with respect to the Acquisition, does not contain all matters upon which agreement must be reached for the Acquisition to be consummated and therefore does not constitute a binding commitment with respect to the Acquisition. A binding commitment with respect to the Acquisition will result only from the execution of the Definitive Agreement, subject to the conditions expressed therein. Notwithstanding the two preceding sentences of this Section 13, upon acceptance hereof as described below, the provisions of the first three sentences of Section 5 and Sections 2, 7, 8, 9, 10,11,12, 14, 15 and this Section 13 shall be legally binding upon and enforceable against the parties hereto.

14. Governing Law. This letter agreement shall be governed by and construed according to the laws of the State of South Carolina without regard to the conflicts of law principles thereof.

15. Amendment or Modification. This letter agreement may be amended and modified only as may be agreed upon in a written instrument executed and delivered by the Seller and CSI.

16. Term of Offer. The term of the offer made by the Purchaser in this letter agreement shall expire at 5:00 p.m., Eastern Daylight Time on September 15, 2006 unless sooner accepted by Seller by signing below and returning an executed copy of this letter agreement to CSI prior to the time of expiration.

Please indicate your confirmation of this letter agreement in principle and your agreement to the commitments set forth herein by executing the enclosed copy of this letter.

Very truly yours,

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick
President and Chief Executive Officer

AGREED TO AND ACCEPTED

MCALEER COMPUTER ASSOCIATES, INC.

By:	/s/ William J. McAleer
Its:	President
Date:	9/13/6

7